Exhibit 3



                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                            SPEIZMAN INDUSTRIES, INC.


                                       AND


                  WINK A. DAVIS, JR., C. ALEXANDER DAVIS, WINGFIELD AUSTIN DAVIS III, TAYLOR FERRELL DAVIS, ALLISON
                  DAVIS JABALEY, MATTHEW WORLEY DAVIS, AMY
                  BUTLER DAVIS AND KYLE ALEXANDER DAVIS


                               DATED JULY 31, 1997



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                                TABLE OF CONTENTS

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                                                                                                               Page

         1.       DEFINITIONS...................................................................................  2

         2.       SALE AND TRANSFER OF SHARES; CLOSING..........................................................  9
                  2.1      SHARES...............................................................................  9
                  2.2      PURCHASE PRICE....................................................................... 10
                  2.3      CLOSING.............................................................................. 11
                  2.4      CLOSING OBLIGATIONS.................................................................. 11
                  2.5      CLOSING DATE FINANCIAL STATEMENTS.................................................... 12

         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS..................................................... 13
                  3.1      ORGANIZATION AND GOOD STANDING....................................................... 13
                  3.2      AUTHORITY; NO CONFLICT............................................................... 14
                  3.3      CAPITALIZATION....................................................................... 15
                  3.4      FINANCIAL STATEMENTS................................................................. 15
                  3.5      BOOKS AND RECORDS.................................................................... 16
                  3.6      TITLE TO PROPERTIES; ENCUMBRANCES.................................................... 16
                  3.7      CONDITION AND SUFFICIENCY OF ASSETS.................................................. 16
                  3.8      ACCOUNTS RECEIVABLE.................................................................. 17
                  3.9      INVENTORY............................................................................ 17
                  3.10     NO UNDISCLOSED LIABILITIES........................................................... 17
                  3.11     TAXES................................................................................ 17
                  3.12     NO MATERIAL ADVERSE CHANGE........................................................... 18
                  3.13     EMPLOYEE BENEFITS.................................................................... 18
                  3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS................................................................................ 23
                  3.15     LEGAL PROCEEDINGS; ORDERS............................................................ 25
                  3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS................................................ 26
                  3.17     CONTRACTS; NO DEFAULTS............................................................... 27
                  3.18     INSURANCE............................................................................ 30
                  3.19     ENVIRONMENTAL MATTERS................................................................ 32
                  3.20     EMPLOYEES............................................................................ 34
                  3.21     LABOR RELATIONS; COMPLIANCE.......................................................... 34
                  3.22     INTELLECTUAL PROPERTY................................................................ 35
                  3.23     CERTAIN PAYMENTS..................................................................... 36
                  3.24     RELATIONSHIPS WITH RELATED PERSONS................................................... 36
                  3.25     BROKERS OR FINDERS................................................................... 37

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER....................................................... 37
                  4.1      ORGANIZATION AND GOOD STANDING....................................................... 37
                  4.2      AUTHORITY; NO CONFLICT............................................................... 37

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                  4.3      INVESTMENT INTENT.................................................................... 38
                  4.4      CERTAIN PROCEEDINGS.................................................................. 38
                  4.5      BROKERS OR FINDERS................................................................... 38

         5.       CERTAIN COVENANTS............................................................................. 38
                  5.1      TAXES................................................................................ 38
                  5.2      WINK A. DAVIS, SR. COMMISSIONS....................................................... 38

         6.       INDEMNIFICATION; REMEDIES..................................................................... 38
                  6.1      SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
                  KNOWLEDGE..................................................................................... 38
                  6.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY
                  SELLERS....................................................................................... 39
                  6.3      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER...................................... 39
                  6.4      TIME LIMITATIONS..................................................................... 39
                  6.5      LIMITATIONS ON AMOUNT--SELLERS....................................................... 40
                  6.6      LIMITATIONS ON AMOUNT--BUYER......................................................... 40
                  6.7      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.................................... 40
                  6.8      PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.......................................... 41
                  6.9      REDUCTION BY INSURANCE PROCEEDS...................................................... 42
                  6.10     BUYER OBLIGATIONS EXCEPTED........................................................... 42

         7.       GENERAL PROVISIONS............................................................................ 42
                  7.1      EXPENSES............................................................................. 42
                  7.2      PUBLIC ANNOUNCEMENTS................................................................. 42
                  7.3      PROFIT-SHARING PLAN CONTRIBUTION..................................................... 42
                  7.4      CONFIDENTIALITY...................................................................... 42
                  7.5      NOTICES.............................................................................. 43
                  7.6      SELLERS' REPRESENTATIVES............................................................. 44
                  7.7      JURISDICTION; SERVICE OF PROCESS..................................................... 44
                  7.8      FURTHER ASSURANCES................................................................... 44
                  7.9      WAIVER............................................................................... 45
                  7.10     ENTIRE AGREEMENT AND MODIFICATION.................................................... 45
                  7.11     DISCLOSURE LETTER.................................................................... 45
                  7.12     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY
                  RIGHTS........................................................................................ 45
                  7.13     SEVERABILITY......................................................................... 46
                  7.14     SECTION HEADINGS, CONSTRUCTION....................................................... 46
                  7.15     TIME OF ESSENCE...................................................................... 46
                  7.16     GOVERNING LAW........................................................................ 46
                  7.17     COUNTERPARTS......................................................................... 46

         EXHIBITS

               Exhibit 2.4(a)(ii)  Sellers' Releases
               Exhibit 2.4(a)(iii)(A)  Employment Agreement - C. Alexander Davis
               Exhibit 2.4(a)(iii)(B)  Employment Agreement - Wingfield Austin Davis, III



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               Exhibit 2.4(a)(iii)(C)  Employment Agreement - Fred C. Quarles
               Exhibit 2.4(a)(iv)  Noncompetition Agreement
               Exhibit 2.4(a)(v)  Earnout Agreement

               Exhibit 2.4(a)(vi)  Womble Carlyle Sandridge & Rice, PLLC Opinion
               Exhibit 2.4(b)(vi)  Kilpatrick Stockton LLP Opinion
               Exhibit 2.4(C)  Escrow Agreement


         SCHEDULES

               Schedule A Sellers' Shares Owned, Percentages & Amounts Payable Schedule B Reserved Assets and Commercial Kitchens Investment
               Schedule 4.2  Buyer Conflicts and Required Consents

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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made as of July 31, 1997, by Speizman Industries, Inc., a Delaware corporation ("Buyer"), and the persons identified on SCHEDULE A hereto ("Sellers").

                                    RECITALS

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Wink Davis Equipment Co., Inc., a Georgia corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "AD"--C. Alexander Davis.

         "AD SHAREHOLDERS"--the persons identified on SCHEDULE A hereto as the AD Shareholders.

         "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound but excluding individual purchase orders of amounts less than $25,000 and contracts which are not material to the business of the Company.

         "BALANCE SHEET"--as defined in Section 3.4.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "BUYER"--as defined in the first paragraph of this Agreement.


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         "CLOSING"--as defined in Section 2.3.


         "CLOSING DATE"--the date and time as of which the Closing actually takes place.


         "CLOSING DATE BALANCE SHEET"--as defined in Section 2.5.

         "CLOSING DATE FINANCIAL STATEMENTS"--as defined in Section 2.5.

         "CLOSING DATE INCOME STATEMENT"--as defined in Section 2.5.

         "COMPANY"--as defined in the Recitals of this Agreement.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                  (a) the sale of the Shares by Sellers to Buyer;

                  (b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreement, the Earn-out Agreement, the Sellers' Releases, and the Escrow Agreement;

                  (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                  (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding and is material to the business of the Company.

         "DAMAGES"--as defined in Section 6.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "EARNOUT AGREEMENT"--as defined in Section 2.4(a)(v).


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         "EMPLOYMENT AGREEMENTS"--as defined in Section 2.4(a)(iii).

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

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                  (a) advising appropriate authorities, employees, and the
                  public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) protecting resources, species, or ecological amenities;

                  (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (g) making responsible parties pay appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ESCROW AGREEMENT"--as defined in Section 2.4.

         "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by any the Company and any buildings, plants, structures, or equipment (including motor vehicles and rolling stock) currently or formerly owned or operated by the Company.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.


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        "GOVERNMENTAL BODY"--any federal, state, local, municipal, foreign, or other government or governmental or quasi-governmental authority of any nature.

         "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment and regulated, controlled or restricted under or pursuant to any Environmental Law.

         "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

         "INTERIM BALANCE SHEET"--as defined in Section 3.4.

         "IRC"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter; provided, however, in the case of the Company, the Company will be deemed to have "knowledge" of a particular fact or other matter only if Wink A. Davis, Sr., Wink A. Davis, Jr. or C. Alexander Davis has, or at any time had, knowledge of such fact or other matter.

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

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         "1997 PERIOD EBT"--the net income of the Company before any provision is made for taxes for the period beginning January 1, 1997 and ending July 31, 1997, determined in accordance with GAAP.

         "NONCOMPETITION AGREEMENT"--as defined in Section 2.4(a)(iv).

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"--as defined in Section 3.13.

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         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "RELATED PERSON"--with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
                  (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act
                                       7
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of 1934) of voting securities or other voting interests representing at least
10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS"--as defined in the first paragraph of this Agreement.

         "SELLERS' RELEASES"--as defined in Section 2.4.

         "SHARES"--as defined in the Recitals of this Agreement.

         "TANGIBLE NET WORTH"--the stockholders' equity of the Company, as reflected on the Closing Date Balance Sheet prepared in accordance with GAAP, less the sum of the value, as reflected on such balance sheet of (i) all assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill, trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense, (ii) any surplus resulting from any write-ups of assets subsequent to January 1, 1997, other than write-ups of assets resulting from the proper application of purchase accounting methods in accordance with GAAP, (iii) loans or advances to stockholders, directors, officers or employees, and (iv) to the extent not included in (i) above, deferred expenses.

         "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude

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that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "WDJ"--Wink A. Davis, Jr.

         "WDJ SHAREHOLDERS"--the persons identified on SCHEDULE A as the WDJ Shareholders.

         2.       SALE AND TRANSFER OF SHARES; CLOSING.

                  2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         Sellers and Buyer shall timely file jointly an election under IRC
Section 338(h)(10) with respect to the purchase of the Shares. The Purchase Price for the Shares (together with the aggregate amount of liabilities of the Company as of the Closing and any amounts payable to the AD Shareholders (in proportion to their Share ownership) under the Earnout Agreement) shall be allocated among the assets of the Company by the Buyer with the reasonable approval of Sellers, and Buyer and Sellers agree to use such allocation in preparing their respective IRS Forms 8594 and all other reports to, and tax returns filed with, all governmental entities. Each of the parties hereto agrees to provide the other parties with a copy of the Form 8594 filed by such party in connection with the transaction contemplated hereby within 10 days of the filing of such Form. In addition, Sellers and Buyer shall attach a copy of the Internal Revenue Service Form 8023-A to their respective federal income tax returns for the taxable year that included the Closing. With respect to the joint election made under IRC Section 338(h)(10), Buyer and Sellers agree that the sum of the Purchase Price and the aggregate amount of liabilities of the Company as of the Closing (together with any amounts payable to the AD Shareholders (in proportion to their Share ownership) under the Earnout Agreement) reflect the fair market value of the assets of the Company deemed sold pursuant to the election, and that such sum shall be allocated among the assets as described herein.

                  2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares payable by Buyer will be:

                           (a) $5,500,000 payable to Wink A. Davis, Jr. ("WDJ")
                  and the Sellers who are immediate family members of WDJ (the "WDJ Shareholders"), in cash at the Closing (by bank cashier's checks, certified checks or wired funds), in the amounts for each WDJ Shareholder set forth on SCHEDULE A;


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                           (b) $4,000,000 payable to C. Alexander Davis ("AD")
                  and the Sellers who are immediate family members of AD (the "AD Shareholders"), in cash at the Closing (by bank cashier's checks, certified checks or wired funds), in the amounts for each AD Shareholder set forth on SCHEDULE A, LESS a $500,000 escrow (the "Escrow") securing (x) the collectability of certain receivables of the Company and (y) the value of the Commercial Kitchens Investments as set forth in SCHEDULE B and in the Escrow Agreement; provided, however, to the extent any of the monies described in SCHEDULE B are collected by the Company prior to Closing (the "Collected Sums"), the amount of the $500,000 escrow shall be reduced by the amount of the Collected Sums and the amount of the Purchase Price payable to the AD Shareholders under this Section 2.2(b) shall be increased by the amount of the Collected Sums (but such increase shall not exceed $500,000); provided further, however, that such payment to the AD Shareholders shall be subject to a post-Closing adjustment if the Company's tangible net worth as of the Closing Date is less than $5,200,000 as reflected in the Closing Date Balance Sheet, as set forth in
                  Section 2.5(b);


                           (c) $1,500,000 payable to the AD shareholders and
                  additional sums payable to AD individually, all subject to the contingencies and terms as set forth in the Earnout Agreement; and

                           (d) 70% of the 1997 Period EBT will be paid to
                  Sellers, with each Seller to receive the percentage of such total payment which his or her Shares bears to the total number of Shares as set forth on SCHEDULE A. Such payment shall be made within 10 days following the final determination of 1997 Period EBT pursuant to Section 2.5.

                  2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at Suite 3500, One First Union Center, Charlotte, North Carolina, at 10:00 a.m. (local time) on July 31, 1997 or at such other time and place as the parties may agree.

                  2.4      CLOSING OBLIGATIONS.  At the Closing:

                           (a)      Sellers will deliver to Buyer:

                                    (i) certificates representing the Shares,
                           duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

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                                    (ii) releases in the form of EXHIBIT
                           2.4(A)(II) executed by Sellers (collectively, "Sellers' Releases");

                                    (iii) employment agreements in the forms of
                           EXHIBITS 2.4(A)(III)(A), (B) AND (C), executed by C. Alexander Davis, W. Austin Davis and Fred C. Quarles, respectively ("Employment Agreements");

                                    (iv) a noncompetition agreement in the form
                           of EXHIBIT 2.4(A)(IV), executed by Wink A. Davis, Jr. (the "Noncompetition Agreement");

                                    (v) an earnout agreement in the form of
                           EXHIBIT 2.4(A)(V), executed by Buyer and the AD Shareholders (the "Earnout Agreement");

                                    (vi) an opinion of Womble, Carlyle,
                           Sandridge & Rice, PLLC, dated the Closing Date, in the form of EXHIBIT 2.4(A)(VI); and

                                    (vii) such other certificates and documents
                           as Buyer shall reasonably request.

                           (b)      Buyer will deliver to Sellers:

                                    (i) the amounts specified on SCHEDULE A, as
                           adjusted in accordance with Section 2.2(b) hereinabove, by bank cashier's or certified check payable to the order of or by wire transfer to accounts specified by the persons specified on SCHEDULE A;

                                    (ii) the sum of $500,000.00, as adjusted in
                           accordance with Section 2.2(b) hereinabove, to the escrow agent referred to in Section 2.4(c) by bank cashier's or certified check or wire transfer;

                                    (iii) the Employment Agreements, executed by
                           the Company.

                                    (iv) the Noncompetition Agreement, executed
                           by the Company;

                                    (v) the Earnout Agreement, executed by the
                           Company;

                                    (vi) an opinion of Kilpatrick Stockton LLP
                           dated the Closing Date, in the form of EXHIBIT 2.4(B)(VI); and

                                    (vii) such other certificates and documents
                           as Sellers shall reasonably request.

                           (c) Buyer and Sellers will enter into an escrow
                  agreement in the form of EXHIBIT 2.4(C) (the "Escrow Agreement") with Colonial Bank.

                  2.5      CLOSING DATE FINANCIAL STATEMENTS.

                           (a) The Company's accountants, Habif, Arogeti &
                  Wynne, P.C., will prepare a balance sheet of the Company ("Closing Date Balance Sheet") as of the Closing Date and a statement of income of the Company ("Closing Date Income Statement") for the period from the date of the Balance Sheet through the Closing Date (such Closing Date Balance Sheet and Closing Date Income Statement being herein referred to as the "Closing Date Financial Statements"). Buyer's accountants, BDO Seidman, LLP, will be given the opportunity to review the work papers and to consult with the Company's accountants prior to the completion of the Closing Date Financial Statements. The Closing Date Financial Statements will be delivered to Buyer within 60 days after the Closing Date. If within 30 days following such delivery of the Closing Date Financial Statements, Buyer has not given notice of objection to the Closing Date Financial Statements (which notice must contain a statement of reasonable basis of objection), then (i) the Tangible Net Worth of the Company reflected in the Closing Date Balance Sheet will be used to determine whether any adjustment should be made to the Purchase Price payable to the AD Shareholders under Section 2.2(b), and (ii) the 1997 Period EBT reflected in the Closing Date Income Statement will be used to determine the amount payable to Sellers under Section 2.2(d). If Buyer gives notice of objection within such 30-day period, the issues in dispute will be submitted to KPMG Peat Marwick LLP, certified public accountants (the "Accountants"), for resolution. If the issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Sellers will each bear 50% of the fees of the Accountants for such determination.

                           (b) If the Tangible Net Worth of the Company as of
                  the Closing Date is less than $5,200,000, the difference between $5,200,000 and the Closing Date tangible net worth will be paid by the AD Shareholders to the Company on the tenth business day following the final determination of the Closing Date Financial Statements. Each AD Shareholder will be obligated to pay his or her percentage as set forth on SCHEDULE A.

         3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of Sellers severally represents and warrants to Buyer as follows:

                  3.1      ORGANIZATION AND GOOD STANDING.

                           (a) The Company is a corporation duly organized,
                  validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
                  Part 3.1 of the Disclosure Letter contains a complete and accurate list of each state in which the Company is authorized to do business.

                           (b) Sellers have delivered to Buyer copies of the
                  Organizational Documents of the Company, as currently in effect.

                  3.2      AUTHORITY; NO CONFLICT.

                           (a) This Agreement constitutes the legal, valid, and
                  binding obligation of Sellers, enforceable against Sellers in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and principles of equity regarding the availability of remedies. Upon the execution and delivery by Sellers of the Escrow Agreement, the Employment Agreements, the Sellers' Releases, the Noncompetition Agreement and the Earnout Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and principles of equity regarding the availability of remedies. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

                           (b) Except as set forth in Part 3.2(b) of the
                  Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                    (i) contravene, conflict with, or result in
                           a violation of (A) any provision of the
                           Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                                    (ii) to each Seller's Knowledge, contravene,
                           conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

                                    (iii) to each Seller's Knowledge,
                           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                                    (iv) to each Seller's Knowledge, contravene,
                           conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                                    (v) to each Seller's Knowledge, result in
                           the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, to each Seller's Knowledge, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 1,660 shares of common stock, par value $10.00 per share, of which 1,660 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The Shares are owned by Sellers in the manner set forth on SCHEDULE A. Except as set forth in Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 3.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                  3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in each of the years 1995 and 1996 (such December 31, 1996 balance sheet being herein sometimes referred to as the "Balance Sheet"), and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Habif, Arogeti & Wynne, P.C., independent certified public accountants, and (b) an internally generated balance sheet of the Company as at June 30, 1997 (the "Interim Balance Sheet") and the internally generated consolidated statements of income, changes in stockholders' equity, and cash flow for the six months then ended. To each Seller's Knowledge, such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); and, to each Seller's knowledge, the financial statements referred to in this Section
3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

                  3.5 BOOKS AND RECORDS. To each Seller's Knowledge, the books of account, the minute book, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

                  3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other similar interests therein owned by the Company. To each Seller's Knowledge, the Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business). To each Seller's Knowledge, all material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except (a) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default exists, (b) security interests incurred in connection with the purchase of assets after the date of the Interim Balance Sheet (such security interests being limited to the assets so acquired), with respect to which no default exists, and (c) liens for current taxes not yet due.

                  3.7 CONDITION AND SUFFICIENCY OF ASSETS. To each Seller's Knowledge, the buildings, plants, structures, and equipment of the Company are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To each Seller's Knowledge, the building, plants, structures, and equipment, of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                  3.8 ACCOUNTS RECEIVABLE. To each Seller's Knowledge, all accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To each Seller's Knowledge, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, in the Ordinary Course of Business, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves, to each Seller's Knowledge, are adequate and calculated consistent with past practice). To each Seller's Knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part
3.8 of the Disclosure Letter contains a complete and accurate list, in all material respects, of all Accounts Receivable as of July 29, 1997, which list sets forth the aging of such Accounts Receivable.

                  3.9 INVENTORY. To each Seller's Knowledge, all inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists, in all material respects, of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality which have been written off or written down to net realizable value.

                  3.10 NO UNDISCLOSED LIABILITIES. To each Seller's Knowledge, except as set forth in Part 3.10 and other Parts of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise), which under GAAP would be required to be set forth in the Balance Sheet and Interim Balance Sheet, except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                  3.11     TAXES.

                           (a) The Company has filed or caused to be filed,
                  within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company, and Sellers have delivered, or made available, to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such returns and reports filed with respect to the Company's last three (3) fiscal years. To each Seller's Knowledge, such returns and reports reflect accurately all liability for taxes of the Company for the periods covered thereby. To each Seller's Knowledge, all federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise, customs, withholding and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for (in accordance with GAAP) on the Balance Sheet and the Interim Balance Sheet.

                           (b) To each Seller's Knowledge, no examination of any
                  tax return of the Company or other tax audit is currently in progress or is planned. To each Seller's Knowledge, (i) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company, (ii) none of Sellers or the Company has any tax liability that could result in any lien being imposed on the capital stock or the assets of the Company, (iii) the Company is, and has been, an accrual method taxpayer, (iv) the Company has properly elected and has maintained its status as a small business corporation under Subchapter S of the IRC, and (v) the IRC
                  Section 338(h)(10) election made by Sellers and Buyer with respect to the purchase of the Shares will not cause the Company to recognize any built-in gain under IRC section 1374 on which corporate income tax may be imposed. Notwithstanding anything in this Agreement to the contrary (including the provisions of Section 6 hereof), if the representation set forth above in this section 3.11(b)(v) turns out to be inaccurate and corporate income tax is imposed on the Company, the Company will be liable for the first $15,000 of such tax and the Sellers (in proportion to each Seller's percentage of the Shares sold to Buyer) will be liable for and will reimburse the Company promptly for the amount of such tax in excess of $15,000.

                  3.12 NO MATERIAL ADVERSE CHANGE. Except as set forth in Part
3.12 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, to each Seller's Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change.

                  3.13     EMPLOYEE BENEFITS.

                           (a) As used in this Section 3.13, the following terms
                  have the meanings set forth below.

                           "COMPANY OTHER BENEFIT OBLIGATION" means an Other
Benefit Obligation owed, adopted, or followed by the Company.

                           "COMPANY PLAN" means all Plans of which the Company
is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

                           "COMPANY VEBA" means a voluntary employees'
beneficiary association under IRC ss. 501(c)(9) whose members include employees of the Company.

                           "ERISA AFFILIATE" means, with respect to the Company,
any other person that, together with the Company, would be treated as a single employer under IRC ss. 414.

                           "MULTI-EMPLOYER PLAN" has the meaning given in ERISA
ss. 3(37)(A).

                           "OTHER BENEFIT OBLIGATIONS" means all obligations,
arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

                           "PENSION PLAN" has the meaning given in ERISA ss.
3(2)(A).

                           "PLAN" has the meaning given in ERISA ss. 3(3).

                           "PLAN SPONSOR" has the meaning given in ERISA ss.
3(16)(B).

                           "QUALIFIED PLAN" means any Plan that meets or
purports to meet the requirements of IRC ss. 401(a).

                           "TITLE IV PLANS" means all Pension Plans that are
subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

                           (b) (i) Part 3.13(b)(i) of the Disclosure Letter
                  contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations and identifies as such all Company Plans that are Qualified Plans.

                                    (ii) Part 3.13(b)(ii) of the Disclosure
                           Letter sets forth the amount of contributions or payments made by the Company during the preceding twelve (12) months under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

                           (c) Sellers have delivered to Buyer, or will deliver
                  to Buyer within ten days of the date of this Agreement:

                                    (i) all documents that set forth the terms
                           of each Company Plan and Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

                                    (ii) all personnel, payroll, and employment
                           manuals and policies;

                                    (iii) all collective bargaining agreements
                           pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                                    (iv) a written description of any Company
                           Plan or Company Other Benefit Obligation that is not otherwise in writing;

                                    (v) all registration statements filed with
                           respect to any Company Plan;

                                    (vi) all insurance policies purchased by or
                           to provide benefits under any Company Plan;

                                    (vii) all contracts with third party
                           administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan and Company Other Benefit Obligation;

                                    (viii) all reports submitted within the two
                           years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

                                    (ix) all notifications to employees of their
                           rights under ERISA ss. 601 et seq. and IRC ss. 4980B;

                                    (x) the Form 5500 filed in each of the most
                           recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                                    (xi) all notices that were given by the IRS
                           or the Department of Labor to the Company or any Company Plan within the four years preceding the date of this Agreement; and

                                    (xii) the most recent determination letter
                           for each Company Plan that is a Qualified Plan.

                           (d) To each Seller's Knowledge, except as set forth
                  in Part 3.13(d) of the Disclosure Letter:

                                    (i)     no Company Plan is a Title IV Plan.

                                    (ii) the Company has never established,
                                    maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                                    (iii) there are no Company VEBAs.

                                    (iv) there are, and have been, no ERISA
                                    Affiliates.

                                    (v) the Company has substantially performed
                           all of its respective obligations under all Company Plans and Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

                                    (vi) no statement, either written or oral,
                           has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to the Company or to Buyer.

                                    (vii) the Company, with respect to all
                           Company Plans and Company Other Benefits Obligations is, and each Company Plan and Company Other Benefit Obligation is, in substantial compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this
                           Section 3.13, and with any applicable collective bargaining agreement.

                                            (A) No transaction prohibited by
                                    ERISA ss. 406 and no "prohibited
                                    transaction" under IRC ss. 4975(c) has
                                    occurred with respect to any Company Plan.

                                            (B) All filings required by ERISA
                                    and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                                            (C) All contributions and payments
                                    made or accrued with respect to all Company
                                    Plans and Company Other Benefit Obligations are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

                                    (viii) each Company Plan can be terminated
                           within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan, except as provided by the terms of the Plan or applicable law.

                                    (ix) no event has occurred or circumstance
                           exists, to each Seller's Knowledge, that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                                    (x) other than claims for benefits submitted
                           by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Sellers' Knowledge, is Threatened.

                                    (xi) each Qualified Plan of the Company is
                           qualified in form and operation under IRC ss. 401(a); each trust for each such Plan is exempt from federal income tax under IRC ss. 501(a). No event has occurred or circumstance exists, to each Seller's Knowledge, that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                                    (xii) except to the extent required under
                           ERISA ss. 601 et seq. and IRC ss. 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                                    (xiii) Sellers and the Company have complied
                           with the provisions of ERISA ss. 601 et seq. and IRC ss. 4980B.

                                    (xiv) no payment that is owed or may become
                           due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC ss. 280G or ss. 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                                    (xv) the consummation of the Contemplated
                           Transactions will not result in the payment, vesting, or acceleration of any benefit.

                  3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                           (a) To each Seller's Knowledge, except as set forth
                  in Part 3.14(a) of the Disclosure Letter:

                                    (i) the Company is, and at all times since
                           January 1, 1995 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                    (ii) since January 1, 1995, no event has
                           occurred or circumstance exists that (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                    (iii) the Company has not received, at any
                           time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged,
                                       23
                           possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                           (b) Part 3.14(b) of the Disclosure Letter contains a
                  complete and accurate list of each material Governmental Authorization (and the expiration date thereof) that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. To each Seller's knowledge, each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. To each Seller's Knowledge, except as set forth in Part 3.14 of the Disclosure
                  Letter:

                                    (i) the Company is, and at all times since
                           January 1, 1995 has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified in Part 3.14(b) of the Disclosure Letter;

                                    (ii) since January 1, 1995, no event has
                           occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Part 3.14(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Part 3.14(b) of the Disclosure Letter;

                                    (iii) the Company has not received, at any
                           time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                                    (iv) since January 1, 1995, all applications
                           required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such

                           Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.


                                    (v) the Governmental Authorizations listed
                           in Part 3.14(b) of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  3.15     LEGAL PROCEEDINGS; ORDERS.

                           (a) Except as set forth in Part 3.15(a) of the
                  Disclosure Letter, there is no pending Proceeding:

                                    (i) that has been commenced by or against
                           the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                                    (ii) that challenges, or that may have the
                           effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         Except as set forth in Part 3.15(a), to the Knowledge of each Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15(a) of the Disclosure Letter. To each Seller's Knowledge, the Proceedings listed in Part 3.15(a) of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

                           (b) To each Seller's Knowledge, except as set forth
                  in Part 3.15(b) of the Disclosure Letter:

                                    (i) there is no Order to which the Company,
                           or any of the assets owned or used by the Company, is subject;

                                    (ii) Seller is not subject to any Order that
                           relates to the business of, or any of the assets owned or used by, the Company; and

                           (c) To each Seller's Knowledge, except as set forth
                  in Part 3.15(c) of the Disclosure Letter:


                                    (i) the Company is, in full compliance with
                           all of the terms and requirements of each Order to which it, is subject;

                                    (ii) no event has occurred or circumstance
                           exists that may constitute or result in a violation of or failure to comply with any term or requirement of any Order to which the Company, is subject; and

                                    (iii) since the date of the Balance Sheet,
                           the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, is subject.

                  3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.16 of the Disclosure Letter, to each Seller's Knowledge, since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                           (a) change in the Company's authorized or issued
                  capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           (b) amendment to the Organizational Documents of the
                  Company;

                           (c) payment or increase by the Company of any
                  bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                           (d) adoption of, or increase in the payments to or
                  benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                           (e) damage to or destruction or loss of any asset or
                  property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                           (f) entry into, termination of, or receipt of notice
                  of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any the Company of at least $25,000 other than purchase orders and contracts for the sale of inventory entered into in the Ordinary Course of Business;

                           (g) sale (other than sales of inventory in the
                  Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                           (h) cancellation or waiver of any claims or rights
                  with a value to the Company in excess of $25,000;

                           (i) material change in the accounting methods used by
                  the Company; or

                           (j) agreement, whether oral or written, by the
                  Company to do any of the foregoing.

                  3.17     CONTRACTS; NO DEFAULTS.

                           (a) To each Seller's Knowledge, part 3.17(a) of the
                  Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                                    (i) each Applicable Contract that involves
                           performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;

                                    (ii) each Applicable Contract that involves
                           performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;

                                    (iii) each Applicable Contract that was not
                           entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

                                    (iv) each lease, rental or occupancy
                           agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

                                    (v) each licensing agreement or other
                           Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non- disclosure of any of the Intellectual Property Assets, other than agreements providing for the use of software and similar property;

                                    (vi) each collective bargaining agreement
                           and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                    (vii) each joint venture, partnership, and
                           other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                                    (viii) each Applicable Contract containing
                           covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                                    (ix) each Applicable Contract providing for
                           payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                                    (x) each power of attorney that is currently
                           effective and outstanding;

                                    (xi) each Applicable Contract entered into
                           other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                                    (xii) each Applicable Contract for capital
                           expenditures in excess of $25,000; and

                                    (xiii) each written warranty, guaranty, and
                           or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business.

                           (b) To each Seller's Knowledge, except as set forth
                  in Part 3.17(b) of the Disclosure Letter:

                                    (i) no Seller (nor any Related Person of a
                           Seller) has or may acquire any rights under, or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                                    (ii) no officer, director, agent, employee,
                           consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                           (c) To each Seller's Knowledge, except as set forth
                  in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and principles of equity regarding the availability of remedies.

                           (d) To each Seller's Knowledge, except as set forth
                  in Part 3.17(d) of the Disclosure Letter:

                                    (i) the Company is, in full compliance with
                           all applicable terms and requirements of each Contract under which it has any obligation or by which the Company or any of the assets owned or used by the Company is bound;

                                    (ii) each other Person that has any
                           obligation under any Contract under which the Company has any rights is, in full compliance in all material respects with all applicable terms and requirements of such Contract;

                                    (iii) no event has occurred or circumstance
                           exists that (with or without notice or lapse of time) may contravene, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                                    (iv) The Company has not given to or
                           received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, or potential violation or breach of, or default under, any Contract.

                           (e) Except as set forth in Part 3.17(e) of the
                  Disclosure Letter, to each Seller's Knowledge, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

                           (f) To each Seller's Knowledge, the Contracts
                  relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  3.18     INSURANCE.

                           (a) Sellers have, to each Seller's Knowledge,
                  delivered to Buyer:

                                    (i) true and complete copies of all policies
                           of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement; and

                                    (ii) true and complete copies of all pending
                           applications for policies of insurance.

                           (b) Part 3.18(b) of the Disclosure Letter describes:

                                    (i) any self-insurance arrangement by or
                           affecting the Company, including any reserves established thereunder;

                                    (ii) any contract or arrangement, other than
                           a policy of insurance, for the transfer or sharing of any risk by the Company; and

                                    (iii) all obligations of the Company to
                           third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                           (c) to each Seller's Knowledge, Part 3.18(c) of the
                  Disclosure Letter sets forth, a statement describing each claim for the Company's past three (3) fiscal years under an insurance policy for an amount in excess of $10,000, and

                           (d) To each Seller's Knowledge, except as set forth
                  on Part 3.18(d) of the Disclosure Letter:

                                    (i) all policies to which the Company is a
                           party or that provide coverage to either Seller, the Company, or any director or officer of the Company:

                                            (A) are valid, outstanding, and
                                    enforceable;

                                            (B) are issued by an insurer that is
                                    financially sound and reputable;

                                            (C) taken together, provide adequate
                                    insurance coverage for the assets and the operations of the Company [for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

                                            (D) are sufficient for compliance
                                    with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

                                            (E) will continue in full force and
                                    effect following the Closing Date; and

                                            (F) do not provide for any
                                    retrospective premium adjustment or other experienced-based liability on the part of the Company.

                                    (ii) No Seller or the Company has received
                           (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                    (iii) The Company has paid all premiums due,
                           and have otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

                                    (iv) The Company has given notice to the
                           insurer of all claims that may be insured thereby.

                  3.19 ENVIRONMENTAL MATTERS. To each Seller's Knowledge, except as set forth in part 3.19 of the Disclosure Letter:

                           (a) The Company is, and at all times has been, in
                  material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Company has any basis to expect, nor has any of them received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (b) There are no pending or Threatened claims,
                  Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

                           (c) No Seller or the Company has any basis to expect,
                  nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (d) No Seller or the Company, has any Environmental,
                  Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                           (e) Except in compliance with applicable
                  Environmental Laws, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller or the Company has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest [except in full compliance with all applicable Environmental Laws].

                           (f) There has been no Release or Threat of Release of
                  any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers or the Company.

                           (g) Sellers have delivered to Buyer true and complete
                  copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers or the Company with Environmental Laws.

                  3.20     EMPLOYEES.

                           (a) Part 3.20(a) of the Disclosure Letter contains a
                  complete and accurate list of the following information for each employee or director of the Company, name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                           (b) To each Seller's Knowledge, no employee or
                  director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To each Seller's Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company except as disclosed in Part 3.20(b) of the Disclosure Letter.

                           (c) Part 3.20(c) of the Disclosure Letter also
                  contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  3.21 LABOR RELATIONS; COMPLIANCE. The Company has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to each Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or (c) any application for certification of a collective bargaining agent. To each Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. To each Seller's Knowledge, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To each Seller's Knowledge, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.22     INTELLECTUAL PROPERTY.

                           (a) Intellectual Property Assets--The term
                  "Intellectual Property Assets" includes:

                                    (i) the Company's name, and all unregistered
                           trademarks and service marks (collectively, "Marks");

                                    (ii) all know-how, trade secrets,
                           confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                           (b)      Know-How Necessary for the Business

                                    (i) To each Seller's Knowledge, the
                           Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. To each Seller's Knowledge, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                                    (ii) To each Seller's Knowledge, no employee
                           of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

                           (c)      Trade Secrets

                                    (i) With respect to each Trade Secret, to
                           each Seller's Knowledge, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                                    (ii) To each Seller's Knowledge, Sellers and
                           the Company have taken what they consider to be reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                                    (iii) To each Seller's Knowledge, the
                           Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets and the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Companies and no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  3.23 CERTAIN PAYMENTS. To each Seller's Knowledge, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  3.24 RELATIONSHIPS WITH RELATED PERSONS. No Seller or any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company businesses. No Seller or any Related Person of Sellers or of the Company is a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in
Part 3.24 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

                  3.25 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                  4.2      AUTHORITY; NO CONFLICT.

                           (a) This Agreement constitutes the legal, valid, and
                  binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and principles of equity regarding the availability of remedies. Upon the execution and delivery by Buyer of the Escrow Agreement, the Employment Agreements, the Earnout Agreement and the Noncompetition Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors (which authorization has not been modified or rescinded and is in full force and effect).

                           (b) Except as set forth in SCHEDULE 4.2, neither the
                  execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Buyer's Organizational
                           Documents;

                           (ii) any resolution adopted by the board of directors of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer may be subject; or

                           (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in SCHEDULE 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

                  4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the

Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

                  4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         5.       CERTAIN COVENANTS.

                  5.1 TAXES. Sellers shall be responsible for the payment of, and shall pay, all taxes for all periods up to and including the Closing Date assessed against the Company, and Sellers shall indemnify the Company and Buyer from and against all liability in connection with such taxes.

                  5.2 WINK A. DAVIS, SR. COMMISSIONS. To the extent, if any, that sales commissions earned by Wink A. Davis, Sr. on sales of the Company consummated prior to the Closing Date have not been paid to Wink A. Davis, Sr. on or prior to the Closing Date, the Buyer will cause the Company to pay the remaining balance of all of such sales commissions owed to Wink A. Davis, Sr. as and when they become due and payable.

         6.       INDEMNIFICATION; REMEDIES.

                  6.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of one (1) year after the Closing Date after which they shall be null and void except for those representations, warranties, covenants and obligations which are the subject of a claim submitted by an indemnified party to an indemnifying party in accordance with this Section 6 which shall survive beyond one (1) year after the Closing Date for the purpose of processing such claim under this
Section 6 until final disposition of such claim under this Section 6. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the limitations set forth in Section 6.5, Sellers will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (a) any Breach of any representation or warranty made
                  by Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement; or

                           (b) any Breach by any Seller of any covenant or
                  obligation of such Seller in this Agreement which is to be performed after the Closing;

The remedies provided in this Section 6.2 will be exclusive of any other remedies that may be available to Buyer or the other Indemnified Persons under this Section 6 and this Agreement; provided, however, that such remedies shall not be exclusive of, nor shall any provision of this Agreement prohibit, an action for fraud.

                  6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and their heirs and personal representatives, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement which is to be performed by Buyer after the Closing.

                  6.4 TIME LIMITATIONS. Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation unless on or before July 31, 1998, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation unless on or before July 31, 1998, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

                  6.5 LIMITATIONS ON AMOUNT--SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 6.2 (i) until the total of all Damages with respect to such matters exceeds $25,000 (except for (x) the Sellers' reimbursement obligation provided in the last sentence of Section 3.11(b) and (y) Sellers' covenant and tax indemnity provided in Section 5.1, as to which the $25,000 "basket" shall not apply) or (ii) in excess of an aggregate of $900,000. However, this Section
6.5 will not apply to any liability of any Seller based on fraud. The indemnification obligation of Sellers under Section 6.2 shall be the several, not the joint, obligation of each Seller proportionate and limited to each Seller's percentage of the Shares sold hereunder.

                  6.6 LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 6.3 (i) until the total of all Damages with respect to such matters exceeds $25,000 or (ii) in excess of an aggregate of $900,000. However, this
Section 6.6 will not apply to any liability of Buyer based on fraud.

                  6.7      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

                           (a) Promptly after receipt by an indemnified party
                  under Section 6.2 or 6.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent (i) that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice or (ii) notice is given after the time limitation set forth in Section 6.4.

                           (b) If any Proceeding referred to in Section 6.7(a)
                  is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation incurred prior to the indemnifying party assuming control of such defense. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification and subject to the limitations thereon; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound in accordance with the terms of this Section 6 by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c) Notwithstanding the foregoing, if an indemnified
                  party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  6.8 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                  6.9 REDUCTION BY INSURANCE PROCEEDS. The amount payable by an indemnifying party under the indemnity obligations under this Section 6 to an indemnified party entitled to indemnification under Section 6.2 or 6.3 with respect to Damages shall be reduced by the amount of any insurance proceeds received by the indemnified party with respect to the Damages, and each of the parties hereby agrees to use its reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Damages.

                  6.10 BUYER OBLIGATIONS EXCEPTED. The provisions of Section 6.1 and 6.6 shall not be applicable to the obligations of Buyer under the Earnout Agreement, the Escrow Agreement, the Noncompetition Agreement or any Employment Agreement.

         7.       GENERAL PROVISIONS.

                  7.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, upon the Closing of the Contemplated Transactions, attorneys' and accountants' fees incurred by Sellers in connection with the Contemplated Transactions will be paid by the Company at or before the Closing to the extent such costs are determined to be reasonable by Sellers and Buyer and are accrued as expenses of the Company in the calculation of the 1997 Period EBT.

                  7.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer or the Seller may mutually determine. Unless consented to by Buyer and Sellers in advance or required by Legal Requirements, prior to the Closing Buyer and Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  7.3 PROFIT-SHARING PLAN CONTRIBUTION. Buyer covenants to cause the Company to timely contribute to the Company's profit-sharing plan an amount equal to fifteen percent (15%) of compensation for 1997 consistent with the Company's past contributions to its profit-sharing plan.

                  7.4 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated

Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

                  7.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         If to Sellers:                 Wink A. Davis, Jr.
                                        740 Whitemere Court, NW
                                        Atlanta, GA 30327
                                        and
                                        C. Alexander Davis
                                        4130 E. Brookhaven Drive, NE
                                        Atlanta, GA 30319

         with a copy to:                Womble Carlyle Sandridge & Rice PLLC
                                        1275 Peachtree Street, NE, Suite 700
                                        Atlanta, GA 30309-3574
                                        Attention:  G. Donald Johnson
                                        Facsimile No.:  (404) 888-7490

         If to Buyer:                   Speizman Industries, Inc.
                                        508 West Fifth Street
                                        Charlotte, NC 28231
                                        Attention:  Robert S. Speizman
                                        Facsimile No.:  (704) 376-3153

         with a copy to:                Kilpatrick Stockton LLP
                                        3500 One First Union Center
                                        301 South College Street
                                        Charlotte, NC 28202-6001
                                        Attention:  E. Lynwood Mallard
                                        Facsimile No.:  (704) 338-5125


                  7.6      SELLERS' REPRESENTATIVES.

                           (a) Each of the AD Shareholders hereby appoints C.
Alexander Davis as his or her representative and attorney-in-fact to act in his or her name and stead on all matters and things relating to this Agreement and grants him the full power to execute and deliver to Buyer all documents required to be executed and delivered by the AD Shareholders at the Closing, or otherwise in connection with this Agreement, including, without limitation, certificates representing the Shares.

                           (b) Each of the WDJ Shareholders hereby appoints Wink
A. Davis, Jr. as his or her representative and attorney-in-fact to act in his or her name and stead on all matters and things relating to this Agreement and grants him the full power to execute and deliver to Buyer all documents required to be executed and delivered by the WDJ Shareholders at the Closing, or otherwise in connection with this Agreement, including, without limitation, certificates representing the Shares.

                  7.7 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of North Carolina and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  7.8 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  7.9 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  7.10 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated April 4,
1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  7.11     DISCLOSURE LETTER.

                           (a) Any disclosure or exception by the Company or any
                  Seller in this Agreement, in any exhibit or schedule hereto, in the Disclosure Letter or any part thereof, shall be deemed to be a disclosure and exception with respect to same and any applicable representation or warranty set forth in Section 3 hereinabove.

                           (b) In the event of any inconsistency between the
                  statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.

                  7.12 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  7.13 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  7.14 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  7.15 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  7.16 GOVERNING LAW. This Agreement will be governed by the laws of the State of North Carolina without regard to conflicts of laws principles.

                  7.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                               BUYER:

                                     SPEIZMAN INDUSTRIES, INC.

                                     By:         /s/ Robert S. Speizman
                                              ________________________________
                                     Its:           President
                                              ________________________________


                                     SELLERS:
                                      /s/ Wink A. Davis, Jr.
                                     -------------------------------------
                                     Wink A. Davis, Jr.

                                     /s/ C. Alexander Davis
                                     -------------------------------------
                                     C. Alexander Davis

                                     /s/ C. Alexander Davis, Atty. in Fact
                                     -------------------------------------
                                     Wingfield Austin Davis III

                                     /s/ C. Alexander Davis, Atty. in Fact
                                     -------------------------------------
                                     Taylor Ferrell Davis

                                     /s/ C. Alexander Davis, Atty. in Fact
                                     -------------------------------------
                                     Allison Davis Jabaley

                                     /s/ C. Alexander Davis, Atty. in Fact
                                     -------------------------------------
                                     Matthew Worley Davis

                                     /s/ C. Alexander Davis, Atty. in Fact
                                     -------------------------------------
                                     Amy Butler Davis

                                     /s/ C. Alexander Davis, Atty. in Fact
                                     -------------------------------------
                                     Kyle Alexander Davis